UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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BLUCORA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 16, 2022, Blucora, Inc. (the “Company”) issued a press release containing the Company’s financial results for its fourth quarter and full year ended December 31, 2021. A copy of the press release can be found below, along with the earnings report upon which it is based, a transcript of the earnings call held on February 16, 2022 and the accompanying presentation.

Blucora Reports Fourth Quarter and Full Year 2021 Results

DALLAS, TX — February 16, 2022 — Blucora, Inc. (NASDAQ: BCOR), a leading provider of technology-enabled, tax focused financial solutions, today announced financial results for the fourth quarter and full year ended December 31, 2021.
Fourth Quarter and Full Year 2021 Highlights and Recent Developments

•Grew total revenue 17% for full year 2021 to $885.2 million.
•Ended year with total client assets of $89.1 billion, growing percent of advisory assets over 400bps to 47.3%. Advisory assets at year-end were $42.2 billion.
•Closed eight transactions, migrating nearly $2.0 billion in assets from the independent model to the employee-based RIA model.
•Successfully held TaxAct consumer e-files flat at 3.2 million, with no decrease for the first time since 2014.
•Launched Xpert Assist, providing all TaxAct filers access to a team of CPAs and tax experts at no cost, and premium Xpert Full Service, a personalized service for simple and complex return completion.

“Blucora made substantial progress in 2021, positioning the business for sustainable and profitable growth. Our team continued to exceed expectations as we achieved or exceeded all elements of our outlook from last quarter and we are on track to achieve our three-year revenue and EBITDA growth goals. My thanks go out to all of our team and our financial professionals for the hard work in achieving these goals,” commented Chris Walters, Blucora’s President and Chief Executive Officer. Mr. Walters continued, “The continued progress that we have seen across the business allows us to confirm our expectations of positive net flows for the wealth business and our outlook for strong continued momentum in tax software in the current tax season.”

Full Year 2022 Tax Software Outlook

With the tax season now underway and positive early results from the Company’s new marketing efforts and from its new product and service offerings, Blucora is reconfirming its full-year 2022 outlook for the Tax Software segment to provide revenue growth of between 14% and 18% from the mid-point of our full-year 2021 guidance range, $226 million, as presented on November 4, 2021 and segment operating income of between $98 and $106 million.

Summary Financial Performance: Q4 and Full Year 2021
($ in millions, except per share amounts)

	Q4 2021	Q4 2020	Change	Full Year 2021	Full Year 2020	Change
Revenue:
Wealth Management	$172.2	$149.4	15%	$658.2	$546.2	21%
Tax Software	6.1	5.8	5%	227.0	208.8	9%
Total Revenue	$178.3	$155.2	15%	$885.2	$755.0	17%
Segment Operating Income (Loss)
Wealth Management	$21.9	$20.4	7%	$82.2	$72.2	14%
Tax Software	(18.6)	(11.0)	(69)%	81.9	49.6	65%
Total Segment Operating Income	$3.3	$9.3	(65)%	$164.1	$121.8	35%
Unallocated Corporate-Level General and Administrative Expenses	$(7.1)	$(7.1)	—%	$(25.6)	$(26.7)	4%
GAAP:
Operating Income (Loss)	$(28.0)	$(23.7)	(18)%	$30.6	$(269.1)	111%
Net Income (Loss)	$(23.7)	$(50.7)	53%	$7.8	$(342.8)	102%
Net Income (Loss) per share - Diluted	$(0.49)	$(1.05)	53%	$0.16	$(7.14)	102%
Non-GAAP:
Adjusted EBITDA (1)	$(3.8)	$2.2	(273)%	$138.5	$95.1	46%
Net Income (Loss) (1)	$(14.1)	$(9.0)	(57)%	$87.2	$54.1	61%
Net Income (Loss) per share — Diluted (1)	$(0.29)	$(0.19)	(53)%	$1.76	$1.12	57%
_________________________
(1)See reconciliations of all non-GAAP to GAAP measures presented in this release in the tables below.

First Quarter 2022 Outlook

($ in millions, except per share amounts)	First Quarter 2022 Outlook
Wealth Management Revenue	$164.5 - $171.5
Tax Software Revenue	$150.0 - $175.0
Total Revenue	$314.5 - $346.5
Wealth Management Segment Operating Income	$19.5 - $22.0
Tax Software Segment Operating Income	$57.0 - $77.0
Unallocated Corporate-Level General and Administrative Expenses	$7.0 - $7.5
GAAP:
Net Income	$38.0 - $62.0
Net Income per share - Diluted	$0.75 - $1.23
Non-GAAP:
Adjusted EBITDA (1)	$69.0 - $92.0
Non-GAAP Net Income (1)	$52.5 - $76.5
Non-GAAP Net Income per share — Diluted (1)	$1.04 - $1.52
____________________________
(1)See reconciliations of all non-GAAP to GAAP measures presented in this release in the tables below.

Conference Call and Webcast
A conference call and live webcast will be held today at 8:30 a.m. Eastern Time during which the Company will further discuss fourth quarter and full year 2021 results, its outlook for 2022 and other business matters. We will also provide supplemental financial information to our results on the Investor Relations section of the Blucora corporate website at www.blucora.com prior to the call. A replay of the call will be available on our website.
About Blucora®
Blucora, Inc. (NASDAQ: BCOR) is a provider of data and technology-driven solutions that empower people to improve their financial wellness. Blucora operates in two segments (i) wealth management, through its Avantax Wealth Management and Avantax Planning Partners brands, with a collective $89 billion in total client assets as of December 31, 2021 and (ii) tax software, through its TaxAct business, a market leader in tax software with over 3 million consumer users and approximately 24,500 professional users in 2021. With integrated tax-focused software and wealth management, Blucora is uniquely positioned to assist our customers in achieving better long-term outcomes via holistic, tax-advantaged solutions. For more information on Blucora, visit www.blucora.com.
Source: Blucora
Blucora Investor Relations
Dee Littrell (972) 870-6463
IR@Blucora.com

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. including without limitation, statements regarding the outlook of Blucora, Inc. (the “Company”) and its segments, expectations regarding net flows for its wealth business, and expectations with respect to the current tax season. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “intends,” “anticipates,” “may,” “forecasts,” “future,” “will,” “projects,” “predicts,” “potential,” “continues,” “target,” “outlook,” “guidance,” and similar expressions and variations. Actual results may differ significantly from management’s expectations due to various risks and uncertainties including, but not limited to: our ability to effectively compete within our industries; our ability to attract and retain financial professionals, qualified employees, clients, and customers, as well as our ability to provide strong customer/client service; the impact of the COVID-19 pandemic on our results of operations and our business, including the impact of the resulting economic and market disruption, the extension of tax filing deadlines and other related government actions; our ability to retain employees and acquired client assets following acquisitions; our future capital requirements and the availability of financing, if necessary; our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants; any downgrade of the Company’s credit ratings; our ability to generate strong performance for our clients and the impact of the financial markets on our clients’ portfolios; the impact of new or changing legislation and regulations (or interpretations thereof) on our business, including our ability to successfully address and comply with such legislation and regulations (or interpretations thereof) and increased costs, reductions of revenue, and potential fines, penalties or disgorgement to which we may be subject as a result thereof; risks, burdens, and costs, including fines, penalties, or disgorgement, associated with our business being subjected to regulatory inquiries, investigations, or initiatives, including those of the Financial Industry Regulatory Authority, Inc. and the Securities and Exchange Commission (“SEC”); risks associated with legal proceedings, including litigation and regulatory proceedings; our ability to close, finance, and realize all of the anticipated benefits of acquisitions, as well as our ability to integrate the operations of recently acquired businesses, and the potential impact of such acquisitions on our existing indebtedness and leverage the compromising of confidentiality, availability or integrity of information, including cyberattacks; our ability to manage leadership and employee transitions, including costs and time burdens on management and our board of directors related thereto; political and economic conditions and events that directly or indirectly impact the wealth management and tax preparation software industries; our ability to respond to rapid technological changes, including our ability to successfully release new products and services or improve upon existing products and services; our expectations concerning the revenues we generate from fees associated with the financial products that we distribute; risks related to goodwill and other intangible asset impairment; our ability to develop, establish, and maintain strong brands; risks associated with the use and implementation of information technology and the effect of security breaches, computer viruses, and computer hacking attacks; our ability to comply with laws and regulations regarding privacy and protection of user data; our ability to maintain our relationships with third-party partners, providers, suppliers, vendors, distributors, contractors, financial institutions, industry associations, and licensing partners, and our expectations regarding and reliance on the products, tools, platforms, systems, and services provided by these third parties; our beliefs and expectations regarding the seasonality of our business; our assessments and estimates that determine our effective tax rate; our ability to protect our intellectual property and the impact of any claim that we have infringed on the intellectual property rights of others; and the effects on our business of actions of activist stockholders. A more detailed description of these and certain other factors that could affect actual results is included in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law.

Important Additional Information

The Company intends to file a definitive proxy statement, accompanying BLUE proxy card and other relevant documents with the SEC in connection with the solicitation of proxies for the Company’s 2022 annual meeting of stockholders (the “Annual Meeting”). BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by selecting “SEC Filings” under “Financial Information” in the “Investors” tab of the Company’s website at www.blucora.com.

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. The names of these directors and executive officers and their respective direct and indirect interests, by security holdings or otherwise, in the Company are set forth in the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2022.

Blucora, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (In thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Revenue:
Wealth Management	$172,192	$149,384	$658,213	$546,189
Tax Software	6,139	5,773	226,987	208,763
Total revenue	178,331	155,157	885,200	754,952
Operating expenses:
Cost of revenue:
Wealth Management	121,119	103,630	464,293	385,962
Tax Software	3,228	2,569	15,558	12,328
Total cost of revenue	124,347	106,199	479,851	398,290
Engineering and technology	8,471	5,359	30,704	27,258
Sales and marketing	32,522	26,833	173,331	177,618
General and administrative	27,052	18,625	98,671	82,158
Acquisition and integration	4,285	12,303	32,798	31,085
Depreciation	2,535	1,948	10,906	7,293
Amortization of acquired intangible assets	7,073	7,578	28,320	29,745
Impairment of goodwill	—	—	—	270,625
Total operating expenses	206,285	178,845	854,581	1,024,072
Operating income (loss)	(27,954)	(23,688)	30,619	(269,120)
Interest expense and other, net (1)	(7,878)	(7,918)	(32,080)	(31,304)
Loss before income taxes	(35,832)	(31,606)	(1,461)	(300,424)
Income tax benefit (expense)	12,138	(19,094)	9,218	(42,331)
Net income (loss)	$(23,694)	$(50,700)	$7,757	$(342,755)

Net income (loss) per share:
Basic	$(0.49)	$(1.05)	$0.16	$(7.14)
Diluted	$(0.49)	$(1.05)	$0.16	$(7.14)

Weighted average shares outstanding:
Basic	48,834	48,107	48,578	47,978
Diluted	48,834	48,107	49,526	47,978
_________________________
(1)Interest expense and other, net consisted of the following (in thousands):

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Interest expense	$7,018	$7,160	$28,807	$24,570
Amortization of debt issuance costs	394	366	1,522	1,372
Accretion of debt discounts	295	279	1,146	693
Total interest expense	7,707	7,805	31,475	26,635
Interest income	(19)	(38)	(21)	(65)
Gain on sale of a business	—	—	—	(349)
Non-capitalized debt issuance expenses	—	—	—	3,687
Other	190	151	626	1,396
Interest expense and other, net	$7,878	$7,918	$32,080	$31,304

Blucora, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (In thousands)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$134,824	$150,125
Cash segregated under federal or other regulations	—	637
Accounts receivable, net	21,906	12,736
Commissions and advisory fees receivable	25,073	26,132
Prepaid expenses and other current assets	18,476	11,038
Total current assets	200,279	200,668
Long-term assets:
Property, equipment, and software, net	73,638	58,500
Right-of-use assets, net	20,466	23,455
Goodwill	454,821	454,821
Acquired intangible assets, net	302,289	322,179
Other long-term assets	20,450	4,569
Total long-term assets	871,664	863,524
Total assets	$1,071,943	$1,064,192
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,216	$9,290
Commissions and advisory fees payable	17,940	19,021
Accrued expenses and other current liabilities	65,678	56,419
Current deferred revenue	13,180	12,298
Current lease liabilities	4,896	2,304
Current portion of long-term debt	1,812	1,812
Total current liabilities	111,722	101,144
Long-term liabilities:
Long-term debt, net	553,134	552,525
Deferred tax liabilities, net	20,124	30,663
Long-term deferred revenue	5,322	6,247
Long-term lease liabilities	33,267	36,404
Other long-term liabilities	6,752	24,919
Total long-term liabilities	618,599	650,758
Total liabilities	730,321	751,902

Stockholders’ equity:
Common stock, par value $0.0001 per share—900,000 authorized shares; 50,137 shares issued and 48,831 shares outstanding at December 31, 2021; 49,483 shares issued and 48,177 shares outstanding at December 31, 2020	5	5
Additional paid-in capital	1,619,805	1,598,230
Accumulated deficit	(1,249,789)	(1,257,546)
Treasury stock, at cost—1,306 shares at December 31, 2021 and December 31, 2020	(28,399)	(28,399)
Total stockholders’ equity	341,622	312,290
Total liabilities and stockholders’ equity	$1,071,943	$1,064,192

Blucora, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (In thousands)

	Year ended December 31,
	2021	2020
Operating activities:
Net income (loss)	$7,757	$(342,755)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization of acquired intangible assets	43,426	39,907
Stock-based compensation	20,754	10,066
Impairment of goodwill	—	270,625
Reduction of right-of-use lease assets	3,046	8,908
Deferred income taxes	(10,539)	41,059
Amortization of debt discount and issuance costs	2,668	2,065
Gain on sale of a business	—	(349)
Change in the fair value of acquisition-related contingent consideration	22,400	8,300
Accretion of lease liabilities	1,250	1,922
Other non-cash expenses	2,602	1,508
Changes in operating assets and liabilities, net of acquisitions and disposals:
Accounts receivable, net	(9,152)	10,705
Commissions and advisory fees receivable	1,059	(4,956)
Prepaid expenses and other current assets	(7,438)	3,847
Other long-term assets	(17,861)	2,232
Accounts payable	(1,074)	(4,192)
Commissions and advisory fees payable	(857)	(884)
Lease liabilities	(1,853)	(3,894)
Deferred revenue	(43)	(796)
Accrued expenses and other current and long-term liabilities	(19,314)	761
Net cash provided by operating activities	36,831	44,079
Investing activities:
Purchases of property, equipment, and software, net	(30,276)	(36,002)
Business acquisitions, net of cash acquired	—	(101,910)
Asset acquisitions	(8,316)	(3,143)
Proceeds from sale of a business, net of cash	—	349
Net cash used by investing activities	(38,592)	(140,706)
Financing activities:
Proceeds from credit facilities, net of debt issuance costs and debt discounts	(502)	226,278
Payments on credit facilities	(1,812)	(66,531)
Acquisition-related contingent consideration payments	(14,075)	—
Proceeds from stock option exercises	579	97
Proceeds from issuance of stock through employee stock purchase plan	3,277	2,258
Tax payments from shares withheld for equity awards	(1,644)	(1,163)
Net cash provided (used) by financing activities	(14,177)	160,939
Net increase (decrease) in cash, cash equivalents, and restricted cash	(15,938)	64,312
Cash, cash equivalents, and restricted cash, beginning of period	150,762	86,450
Cash, cash equivalents, and restricted cash, end of period	$134,824	$150,762

Blucora, Inc.
Segment Information
(Unaudited) (In thousands)
Information on reportable segments and a reconciliation to consolidated net income (loss) are presented below (in thousands):

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Revenue:
Wealth Management	$172,192	$149,384	$658,213	$546,189
Tax Software	6,139	5,773	226,987	208,763
Total revenue	178,331	155,157	885,200	754,952
Operating income (loss):
Wealth Management	21,856	20,368	82,212	72,195
Tax Software	(18,593)	(11,025)	81,879	49,621
Corporate-level activity	(31,217)	(33,031)	(133,472)	(390,936)
Total operating income (loss)	(27,954)	(23,688)	30,619	(269,120)
Interest expense and other, net	(7,878)	(7,918)	(32,080)	(31,304)
Loss before income taxes	(35,832)	(31,606)	(1,461)	(300,424)
Income tax benefit (expense)	12,138	(19,094)	9,218	(42,331)
Net income (loss)	$(23,694)	$(50,700)	$7,757	$(342,755)

Revenues by major category within each segment are presented below (in thousands):

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Wealth Management:
Advisory revenue	$104,633	$87,079	$395,800	$314,751
Commission revenue	53,480	49,864	210,677	185,201
Asset-based revenue	5,587	4,777	22,101	23,688
Transaction and fee revenue	8,492	7,664	29,635	22,549
Total Wealth Management revenue	$172,192	$149,384	$658,213	$546,189
Tax Software:
Consumer revenue	$5,857	$5,502	$209,748	$192,226
Professional revenue	282	271	17,239	16,537
Total Tax Software revenue	$6,139	$5,773	$226,987	$208,763

Corporate-level activity included the following (in thousands):

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Unallocated corporate-level general and administrative expenses	$7,103	$7,118	$25,555	$26,689
Stock-based compensation	5,255	2,846	20,754	10,066
Acquisition and integration	4,285	12,303	32,798	31,085
Depreciation	3,855	2,710	15,106	10,162
Amortization of acquired intangible assets	7,073	7,578	28,320	29,745
Contested proxy and other legal and consulting costs	3,646	—	10,939	—
Executive transition costs	—	476	—	10,701
Headquarters relocation costs	—	—	—	1,863
Impairment of goodwill	—	—	—	270,625
Total corporate-level activity	$31,217	$33,031	$133,472	$390,936

Blucora, Inc.
Reconciliations of Non-GAAP Financial Measures to the Nearest Comparable GAAP Measures (1)
Adjusted EBITDA Reconciliation (1)
(Unaudited, in thousands)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net income (loss) (2)	$(23,694)	$(50,700)	$7,757	$(342,755)
Stock-based compensation	5,255	2,846	20,754	10,066
Depreciation and amortization of acquired intangible assets	10,928	10,288	43,426	39,907
Interest expense and other, net	7,878	7,918	32,080	31,304
Acquisition and integration—Excluding change in the fair value of HKFS Contingent Consideration	1,385	3,003	10,398	22,785
Acquisition and integration—Change in the fair value of HKFS Contingent Consideration	2,900	9,300	22,400	8,300
Contested proxy and other legal and consulting costs	3,646	—	10,939	—
Impairment of goodwill	—	—	—	270,625
Executive transition costs	—	476	—	10,701
Headquarters relocation costs	—	—	—	1,863
Income tax (benefit) expense	(12,138)	19,094	(9,218)	42,331
Adjusted EBITDA (1)	$(3,840)	$2,225	$138,536	$95,127

Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) Per Share Reconciliation (1)
(Unaudited, in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net income (loss) (2)	$(23,694)	$(50,700)	$7,757	$(342,755)
Stock-based compensation	5,255	2,846	20,754	10,066
Amortization of acquired intangible assets	7,073	7,578	28,320	29,745
Acquisition and integration—Excluding change in the fair value of HKFS Contingent Consideration	1,385	3,003	10,398	22,785
Acquisition and integration—Change in the fair value of HKFS Contingent Consideration	2,900	9,300	22,400	8,300
Contested proxy and other legal and consulting costs	3,646	—	10,939	—
Impairment of goodwill	—	—	—	270,625
Executive transition costs	—	476	—	10,701
Non-capitalized debt issuance expenses	—	—	—	3,687
Headquarters relocation costs	—	—	—	1,863
Gain on sale of a business	—	—	—	(349)
Cash tax impact of adjustments to GAAP net income (loss)	(351)	(234)	(1,874)	(1,647)
Non-cash income tax (benefit) expense	(10,345)	18,732	(11,505)	41,059
Non-GAAP Net Income (Loss) (1)	$(14,131)	$(8,999)	$87,189	$54,080
Per diluted share:
Net income (loss) (2)	$(0.49)	$(1.05)	$0.16	$(7.10)
Stock-based compensation	0.11	0.06	0.42	0.21
Amortization of acquired intangible assets	0.14	0.15	0.57	0.61
Acquisition and integration—Excluding change in the fair value of HKFS Contingent Consideration	0.03	0.06	0.21	0.47
Acquisition and integration—Change in the fair value of HKFS Contingent Consideration	0.06	0.19	0.45	0.17
Contested proxy and other legal and consulting costs	0.08	—	0.22	—
Impairment of goodwill	—	—	—	5.61
Executive transition costs	—	0.01	—	0.22
Non-capitalized debt issuance expenses	—	—	—	0.08
Headquarters relocation costs	—	—	—	0.04
Gain on sale of a business	—	—	—	(0.01)
Cash tax impact of adjustments to GAAP net income (loss)	(0.01)	—	(0.04)	(0.03)
Non-cash income tax (benefit) expense	(0.21)	0.39	(0.23)	0.85
Non-GAAP Net Income (Loss) per share - Diluted (1)(3)	$(0.29)	$(0.19)	$1.76	$1.12
Diluted weighted average shares outstanding (3)	48,834	48,107	49,526	48,244

Adjusted EBITDA Reconciliation for Forward-Looking Guidance (1)
(Unaudited, in thousands)

	Ranges for the quarter ending
	March 31, 2022
	Low	High
Net income	$38,000	$62,000
Stock-based compensation	6,000	6,000
Depreciation and amortization of acquired intangible assets	12,000	11,500
Interest expense and other, net	8,000	7,500
Acquisition, integration, and contested proxy and other legal and consulting costs (4)	2,000	2,000
Income tax expense	3,000	3,000
Adjusted EBITDA (1)	$69,000	$92,000

Non-GAAP Net Income and Non-GAAP Net Income Per Share Reconciliation
for Forward-Looking Guidance (1)
(Unaudited, in thousands, except per share amounts)

	Ranges for the quarter ending
	March 31, 2022
	Low	High
Net income	$38,000	$62,000
Stock-based compensation	6,000	6,000
Amortization of acquired intangible assets	7,000	7,000
Acquisition, integration, and contested proxy and other legal and consulting costs (4)	2,000	2,000
Cash tax impact of adjustments to net income	(300)	(300)
Non-cash income tax (benefit) expense	(200)	(200)
Non-GAAP Net Income (1)	$52,500	$76,500
Per diluted share:
Net income	$0.75	$1.23
Stock-based compensation	0.12	0.12
Amortization of acquired intangible assets	0.14	0.14
Acquisition, integration, and contested proxy and other legal and consulting costs (4)	0.04	0.04
Cash tax impact of adjustments to net income	(0.01)	(0.01)
Non-cash income tax (benefit) expense	—	—
Non-GAAP Net Income per share - Diluted (1)(3)	$1.04	$1.52
Diluted weighted average shares outstanding (3)	50,285	50,285

Notes to Reconciliations of Non-GAAP Financial Measures to the Nearest Comparable GAAP Measures
(1)	We define Adjusted EBITDA as net income (loss), determined in accordance with GAAP, excluding the effects of stock-based compensation, depreciation and amortization of acquired intangible assets, interest expense and other, net, acquisition and integration costs, contested proxy and other legal and consulting costs, impairment of goodwill, executive transition costs, headquarters relocation costs, and income tax benefit (expense). Interest expense and other, net primarily consists of interest expense, net and non-capitalized debt issuance expenses. Acquisition and integration costs primarily relate to the acquisition of Avantax Planning Partners (formerly “HKFS”) and 1st Global. Impairment of goodwill relates to the impairment of our Wealth Management reporting unit goodwill in the first quarter of 2020. Executive transition costs relate to the departure of certain Company executives in the first quarter of 2020. Headquarters relocation costs relate to the process of moving from our Dallas and Irving offices to our new headquarters.

We believe that Adjusted EBITDA provides meaningful supplemental information regarding our performance. We use this non-GAAP financial measure for internal management and compensation purposes, when publicly providing guidance on possible future results, and as a means to evaluate period-to-period comparisons. We believe that Adjusted EBITDA is a common measure used by investors and analysts to evaluate our performance, that it provides a more complete understanding of the results of operations and trends affecting our business when viewed together with GAAP results, and that management and investors benefit from referring to this non-GAAP financial measure. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of our business and, therefore, Adjusted EBITDA should be considered as a supplement to, and not as a substitute for or superior to, GAAP net income (loss). Other companies may calculate Adjusted EBITDA differently and, therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Non-GAAP Net Income (Loss) as net income (loss), determined in accordance with GAAP, excluding the effects of stock-based compensation, amortization of acquired intangible assets, acquisition and integration costs, contested proxy and other legal and consulting costs, impairment of goodwill, executive transition costs, non-capitalized debt issuance expenses, headquarters relocation costs, gain on the sale of a business, the related cash tax impact of those adjustments, and non-cash income tax (benefit) expense. We exclude the non-cash portion of income taxes because of our ability to offset a substantial portion of our cash tax liabilities by using deferred tax assets, which primarily consist of U.S. federal net operating losses. The majority of these net operating losses will expire, if not utilized, between 2022 and 2024. Gain on the sale of a business relates to the disposition of SimpleTax in 2019 and the subsequent working capital adjustment in the third quarter of 2020. Non-capitalized debt issuance expenses relate to the expense recognized as a result of the Term Loan increase in the third quarter of 2020.

We believe that Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) per share provide meaningful supplemental information to management, investors, and analysts regarding our performance and the valuation of our business by excluding items in the statement of operations that we do not consider part of our ongoing operations or that have not been, or are not expected to be, settled in cash. Additionally, we believe that Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) per share are common measures used by investors and analysts to evaluate our performance and the valuation of our business. Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) per share should be evaluated in light of our financial results prepared in accordance with GAAP and should be considered as a supplement to, and not as a substitute for or superior to, GAAP net income (loss) and GAAP net income (loss) per share. Other companies may calculate Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) per share differently, and, therefore, these measures may not be comparable to similarly titled measures of other companies.

(2)	As presented in the condensed consolidated statements of operations (unaudited).
(3)	Any difference in the “per diluted share” amounts between this table and the condensed consolidated statements of operations (unaudited) is due to using different diluted weighted average shares outstanding in the event that there is GAAP net loss but Non-GAAP Net Income and vice versa.
(4)	The breakout of components cannot be determined on a forward-looking basis without unreasonable efforts.

Blucora, Inc.
Supplemental Information
December 31, 2021

Blucora Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except % and per share amounts. Rounding differences may exist)	2019	2020					2021
	FY 12/31	1Q	2Q	3Q	4Q	FY 12/31	1Q	2Q	3Q	4Q	FY 12/31
Segment revenue:
Wealth Management	$507,979	$144,989	$115,884	$135,932	$149,384	$546,189	$154,491	$162,395	$169,135	$172,192	$658,213
Tax Software	209,966	118,331	45,238	39,421	5,773	208,763	123,892	91,917	5,039	6,139	226,987
Total segment revenue	717,945	263,320	161,122	175,353	155,157	754,952	278,383	254,312	174,174	178,331	885,200
Operating expenses:
Cost of revenue:
Wealth Management	352,081	102,342	83,868	96,122	103,630	385,962	108,623	113,910	120,641	121,119	464,293
Tax Software	10,691	4,013	3,054	2,692	2,569	12,328	5,578	4,429	2,323	3,228	15,558
Total segment cost of revenue	362,772	106,355	86,922	98,814	106,199	398,290	114,201	118,339	122,964	124,347	479,851
Engineering and technology	30,931	8,515	7,377	6,007	5,359	27,258	7,128	7,231	7,874	8,471	30,704
Sales and marketing	126,205	79,710	40,057	31,018	26,833	177,618	77,562	34,848	28,399	32,522	173,331
General and administrative	78,529	24,728	20,200	18,605	18,625	82,158	24,685	23,832	23,102	27,052	98,671
Acquisition and integration	25,763	5,682	2,824	10,276	12,303	31,085	8,103	18,169	2,241	4,285	32,798
Depreciation	5,479	1,796	1,675	1,874	1,948	7,293	2,300	3,204	2,867	2,535	10,906
Amortization of acquired intangible assets	37,357	7,748	6,673	7,746	7,578	29,745	7,175	7,063	7,009	7,073	28,320
Impairment of goodwill and an intangible asset (1)	50,900	270,625	—	—	—	270,625	—	—	—	—	—
Total operating expenses	717,936	505,159	165,728	174,340	178,845	1,024,072	241,154	212,686	194,456	206,285	854,581
Operating income (loss)	9	(241,839)	(4,606)	1,013	(23,688)	(269,120)	37,229	41,626	(20,282)	(27,954)	30,619
Interest expense and other, net	(16,915)	(6,135)	(5,288)	(11,963)	(7,918)	(31,304)	(7,883)	(8,024)	(8,295)	(7,878)	(32,080)
Income (loss) before income taxes	(16,906)	(247,974)	(9,894)	(10,950)	(31,606)	(300,424)	29,346	33,602	(28,577)	(35,832)	(1,461)
Income tax benefit (expense)	65,054	(67,520)	59,539	(15,256)	(19,094)	(42,331)	(1,700)	(1,994)	774	12,138	9,218
Net income (loss)	$48,148	$(315,494)	$49,645	$(26,206)	$(50,700)	$(342,755)	$27,646	$31,608	$(27,803)	$(23,694)	$7,757

Net income (loss) per share:
Basic	$1.00	$(6.60)	$1.04	$(0.55)	$(1.05)	$(7.14)	$0.57	$0.65	$(0.57)	$(0.49)	$0.16
Diluted	$0.98	$(6.60)	$1.03	$(0.55)	$(1.05)	$(7.14)	$0.56	$0.64	$(0.57)	$(0.49)	$0.16

Weighted average shares outstanding:
Basic	48,264	47,827	47,941	48,039	48,107	47,978	48,261	48,508	48,707	48,834	48,578
Diluted	49,282	47,827	48,092	48,039	48,107	47,978	49,097	49,385	48,707	48,834	49,526
____________________________
(1)	In the first quarter of 2020, we recognized a $270.6 million goodwill impairment related to our Wealth Management reporting unit. In 2019, we recognized a $50.9 million impairment of an intangible asset related to the HD Vest trade name intangible asset.

2

Blucora Condensed Consolidated Financial Results (1)

(Unaudited, in thousands, except % and per share amounts. Rounding differences may exist)	2019	2020					2021
	FY 12/31	1Q	2Q	3Q	4Q	FY 12/31	1Q	2Q	3Q	4Q	FY 12/31
Segment revenue:
Wealth Management (1)	$507,979	$144,989	$115,884	$135,932	$149,384	$546,189	$154,491	$162,395	$169,135	$172,192	$658,213
Tax Software (2)	209,966	118,331	45,238	39,421	5,773	208,763	123,892	91,917	5,039	6,139	226,987
Total segment revenue	$717,945	$263,320	$161,122	$175,353	$155,157	$754,952	$278,383	$254,312	$174,174	$178,331	$885,200
Segment operating income: (3)
Wealth Management (1)	$68,292	$22,598	$11,731	$17,498	$20,368	$72,195	$19,396	$21,396	$19,564	$21,856	$82,212
Tax Software (2)	96,249	37,753	6,659	16,234	(11,025)	49,621	50,888	63,448	(13,864)	(18,593)	81,879
Total segment operating income	$164,541	$60,351	$18,390	$33,732	$9,343	$121,816	$70,284	$84,844	$5,700	$3,263	$164,091
Segment operating income as a % of segment revenue:
Wealth Management (1)	13%	16%	10%	13%	14%	13%	13%	13%	12%	13%	12%
Tax Software (2)	46%	32%	15%	41%	(191)%	24%	41%	69%	(275)%	(303)%	36%
Total segment operating income as a % of segment revenue	23%	23%	11%	19%	6%	16%	25%	33%	3%	2%	19%
Unallocated corporate-level general and administrative expenses (3)	$27,361	$7,016	$5,810	$6,745	$7,118	$26,689	$5,694	$6,259	$6,499	$7,103	$25,555
Adjusted EBITDA (4)	$137,180	$53,335	$12,580	$26,987	$2,225	$95,127	$64,590	$78,585	$(799)	$(3,840)	$138,536
Other unallocated corporate-level operating expenses: (3)
Stock-based compensation	$16,300	$(1,201)	$3,904	$4,517	$2,846	$10,066	$5,610	$5,160	$4,729	$5,255	$20,754
Acquisition and integration—Excluding change in the fair value of acquisition-related contingent consideration	25,763	5,682	2,824	11,276	3,003	22,785	1,803	6,669	541	1,385	10,398
Acquisition and integration—Change in the fair value of acquisition-related contingent consideration	—	—	—	(1,000)	9,300	8,300	6,300	11,500	1,700	2,900	22,400
Depreciation	6,851	2,420	2,412	2,620	2,710	10,162	3,243	4,102	3,906	3,855	15,106
Amortization of acquired intangible assets	37,357	7,748	6,673	7,746	7,578	29,745	7,175	7,063	7,009	7,073	28,320
Executive transition costs	—	9,184	636	405	476	10,701	—	—	—	—	—
Headquarters relocation costs	—	716	737	410	—	1,863	—	—	—	—	—
Contested proxy and other legal and consulting costs	—	—	—	—	—	—	3,230	2,465	1,598	3,646	10,939
Impairment of goodwill and an intangible asset	50,900	270,625	—	—	—	270,625	—	—	—	—	—
Operating income (loss)	$9	$(241,839)	$(4,606)	$1,013	$(23,688)	$(269,120)	$37,229	$41,626	$(20,282)	$(27,954)	$30,619
Unallocated interest expense and other, net: (3)
Interest expense	$19,017	$5,316	$4,840	$7,254	$7,160	$24,570	$7,183	$7,302	$7,304	$7,018	$28,807
Amortization of debt issuance costs	1,042	313	331	362	366	1,372	363	377	388	394	1,522
Accretion of debt discounts	228	68	70	276	279	693	277	284	290	295	1,146
Total interest expense	20,287	5,697	5,241	7,892	7,805	26,635	7,823	7,963	7,982	7,707	31,475
Interest income	(449)	(14)	(11)	(2)	(38)	(65)	(2)	—	—	(19)	(21)
Gain on sale of a business	(3,256)	—	—	(349)	—	(349)	—	—	—	—	—
Non-capitalized debt issuance expenses	—	—	—	3,687	—	3,687	—	—	—	—	—
Other	333	452	58	735	151	1,396	62	61	313	190	626
Total interest expense and other, net	16,915	6,135	5,288	11,963	7,918	31,304	7,883	8,024	8,295	7,878	32,080
Income (loss) before income taxes	(16,906)	(247,974)	(9,894)	(10,950)	(31,606)	(300,424)	29,346	33,602	(28,577)	(35,832)	(1,461)
Income tax (benefit) expense:
Cash	3,564	483	158	269	362	1,272	1,969	2,688	(577)	(1,793)	2,287
Non-cash (5)	(68,618)	67,037	(59,697)	14,987	18,732	41,059	(269)	(694)	(197)	(10,345)	(11,505)
Total income tax (benefit) expense	(65,054)	67,520	(59,539)	15,256	19,094	42,331	1,700	1,994	(774)	(12,138)	(9,218)
GAAP Net Income (Loss)	$48,148	$(315,494)	$49,645	$(26,206)	$(50,700)	$(342,755)	$27,646	$31,608	$(27,803)	$(23,694)	$7,757
GAAP Net Income (Loss) per share - Diluted	$0.98	$(6.60)	$1.03	$(0.55)	$(1.05)	$(7.14)	$0.56	$0.64	$(0.57)	$(0.49)	$0.16
Non-GAAP Net Income (Loss) (4)	$104,198	$43,561	$4,463	$15,055	$(8,999)	$54,080	$50,952	$63,122	$(12,754)	$(14,131)	$87,189
Non-GAAP Net Income (Loss) per share - Diluted (4) (6)	$2.11	$0.90	$0.09	$0.31	$(0.19)	$1.12	$1.04	$1.28	$(0.26)	$(0.29)	$1.76
Basic weighted average shares outstanding	48,264	47,827	47,941	48,039	48,107	47,978	48,261	48,508	48,707	48,834	48,578
Diluted weighted average shares outstanding (6)	49,282	47,827	48,092	48,039	48,107	47,978	49,097	49,385	48,707	48,834	49,526
Notes to Condensed Consolidated Financial Results on next page

3

Notes to Condensed Consolidated Financial Results

(1)	The operations of 1st Global are included in the Company's operating results as part of the Wealth Management segment beginning May 6, 2019 when 1st Global was acquired. The operations of Avantax Planning Partners (formerly "HKFS") are included in the Company's operating results as part of the Wealth Management segment beginning July 1, 2020 when HKFS was acquired.
(2)	As a highly seasonal business, a significant portion of Tax Software revenue is typically generated in the first two quarters of the calendar year. In March 2020 and as a result of the COVID-19 pandemic, the Internal Revenue Service (“IRS”) extended the filing deadline for federal tax returns from April 15, 2020 to July 15, 2020. This filing extension resulted in the shifting of a significant portion of Tax Software segment revenue that is usually earned in the first and second quarters to the third quarter of 2020. As a result of the continued impact of the COVID-19 pandemic, including disruptions associated with the distribution of the second and third rounds of Economic Impact Payments, the IRS delayed the start of the 2021 tax season and extended the filing and payment deadline for tax year 2020 federal tax returns from April 15, 2021 to May 17, 2021. In addition, the IRS extended the federal filing and payment deadline for Texas, Louisiana, and Oklahoma to June 15, 2021. Beyond federal filings, the majority of states also extended their filing and payment deadlines for tax year 2020 state tax returns. This extension resulted in the shifting of a significant portion of Tax Software segment revenue that is usually earned in the first quarter to the second quarter of 2021.
(3)	We do not allocate certain operating expenses (including personnel and overhead costs), stock-based compensation, acquisition and integration costs, depreciation, amortization of acquired intangible assets, executive transition costs, headquarters relocation costs, contested proxy and other legal and consulting costs, impairment of goodwill and an intangible asset, interest expense and other, net, or income taxes to the reportable segments. General and administrative costs are included in "Unallocated corporate-level expenses."
(4)	See the Reconciliation of Certain Non-GAAP Financial Measures to the Nearest Comparable GAAP Financial Measures on page 5.
(5)	Amounts represent the non-cash portion of income taxes. We exclude the non-cash portion of income taxes because of our ability to offset a substantial portion of our cash tax liabilities by using deferred tax assets, which primarily consist of U.S. federal net operating losses. The majority of these federal net operating losses will expire, if not utilized, between 2022 and 2024.
(6)	For periods in which non-GAAP net income is generated, non-GAAP net income per share is calculated using diluted weighted average shares outstanding. For periods in which non-GAAP net loss is generated, diluted weighted average shares outstanding is the same as basic weighted average shares outstanding.

4

Blucora Reconciliation of Certain Non-GAAP Financial Measures to the Nearest Comparable GAAP Financial Measures (1) (2)

	2019	2020					2021
(Unaudited, in thousands, rounding differences may exist)	FY 12/31	1Q	2Q	3Q	4Q	FY 12/31	1Q	2Q	3Q	4Q	FY 12/31
Adjusted EBITDA (1)
Net income (loss) (2)	$48,148	$(315,494)	$49,645	$(26,206)	$(50,700)	$(342,755)	$27,646	$31,608	$(27,803)	$(23,694)	$7,757
Stock-based compensation	16,300	(1,201)	3,904	4,517	2,846	10,066	5,610	5,160	4,729	5,255	20,754
Depreciation and amortization of acquired intangible assets	44,208	10,168	9,085	10,366	10,288	39,907	10,418	11,165	10,915	10,928	43,426
Interest expense and other, net	16,915	6,135	5,288	11,963	7,918	31,304	7,883	8,024	8,295	7,878	32,080
Acquisition and integration—Excluding change in the fair value of HKFS Contingent Consideration	25,763	5,682	2,824	11,276	3,003	22,785	1,803	6,669	541	1,385	10,398
Acquisition and integration—Change in the fair value of HKFS Contingent Consideration	—	—	—	(1,000)	9,300	8,300	6,300	11,500	1,700	2,900	22,400
Executive transition costs	—	9,184	636	405	476	10,701	—	—	—	—	—
Headquarters relocation costs	—	716	737	410	—	1,863	—	—	—	—	—
Contested proxy and other legal and consulting costs	—	—	—	—	—	—	3,230	2,465	1,598	3,646	10,939
Income tax (benefit) expense	(65,054)	67,520	(59,539)	15,256	19,094	42,331	1,700	1,994	(774)	(12,138)	(9,218)
Impairment of goodwill and an intangible asset	50,900	270,625	—	—	—	270,625	—	—	—	—	—
Adjusted EBITDA(1)	$137,180	$53,335	$12,580	$26,987	$2,225	$95,127	$64,590	$78,585	$(799)	$(3,840)	$138,536
Non-GAAP Net Income (Loss) (1)
Net income (loss) (2)	$48,148	$(315,494)	$49,645	$(26,206)	$(50,700)	$(342,755)	$27,646	$31,608	$(27,803)	$(23,694)	$7,757
Stock-based compensation	16,300	(1,201)	3,904	4,517	2,846	10,066	5,610	5,160	4,729	5,255	20,754
Amortization of acquired intangible assets	37,357	7,748	6,673	7,746	7,578	29,745	7,175	7,063	7,009	7,073	28,320
Acquisition and integration—Excluding change in the fair value of HKFS Contingent Consideration	25,763	5,682	2,824	11,276	3,003	22,785	1,803	6,669	541	1,385	10,398
Acquisition and integration—Change in the fair value of HKFS Contingent Consideration	—	—	—	(1,000)	9,300	8,300	6,300	11,500	1,700	2,900	22,400
Executive transition costs	—	9,184	636	405	476	10,701	—	—	—	—	—
Headquarters relocation costs	—	716	737	410	—	1,863	—	—	—	—	—
Contested proxy and other legal and consulting costs	—	—	—	—	—	—	3,230	2,465	1,598	3,646	10,939
Non-capitalized debt issuance expenses	—	—	—	3,687	—	3,687	—	—	—	—	—
Impairment of goodwill and an intangible asset	50,900	270,625	—	—	—	270,625	—	—	—	—	—
Gain on the sale of a business	(3,256)	—	—	(349)	—	(349)	—	—	—	—	—
Cash tax impact of adjustments to GAAP net income (loss)	(2,396)	(736)	(259)	(418)	(234)	(1,647)	(543)	(649)	(331)	(351)	(1,874)
Non-cash income tax (benefit) expense	(68,618)	67,037	(59,697)	14,987	18,732	41,059	(269)	(694)	(197)	(10,345)	(11,505)
Non-GAAP Net Income (Loss) (1)	$104,198	$43,561	$4,463	$15,055	$(8,999)	$54,080	$50,952	$63,122	$(12,754)	$(14,131)	$87,189

Non-GAAP Net Income (Loss) per share - Diluted (1) (3)	$2.11	$0.90	$0.09	$0.31	$(0.19)	$1.12	$1.04	$1.28	$(0.26)	$(0.29)	$1.76
Diluted weighted average shares outstanding (3)	49,282	48,253	48,092	48,203	48,107	48,244	49,097	49,385	48,707	48,834	49,526

Notes to Reconciliations of Certain Non-GAAP Financial Measures to the Nearest Comparable GAAP Measures on next page
5

Notes to Reconciliations of Certain Non-GAAP Financial Measures to the Nearest Comparable GAAP Measures

(1)	We define Adjusted EBITDA as net income (loss), determined in accordance with GAAP, excluding the effects of stock-based compensation, depreciation and amortization of acquired intangible assets, interest expense and other, net, acquisition and integration costs, contested proxy and other legal and consulting costs, impairment of goodwill, executive transition costs, headquarters relocation costs, and income tax benefit (expense). Interest expense and other, net primarily consists of interest expense, net and non-capitalized debt issuance expenses. Acquisition and integration costs primarily relate to the acquisition of Avantax Planning Partners and 1st Global. Impairment of goodwill relates to the impairment of our Wealth Management reporting unit goodwill in the first quarter of 2020. Executive transition costs relate to the departure of certain Company executives in the first quarter of 2020. Headquarters relocation costs relate to the process of moving from our Dallas and Irving offices to our new headquarters.

We believe that Adjusted EBITDA provides meaningful supplemental information regarding our performance. We use this non-GAAP financial measure for internal management and compensation purposes, when publicly providing guidance on possible future results, and as a means to evaluate period-to-period comparisons. We believe that Adjusted EBITDA is a common measure used by investors and analysts to evaluate our performance, that it provides a more complete understanding of the results of operations and trends affecting our business when viewed together with GAAP results, and that management and investors benefit from referring to this non-GAAP financial measure. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of our business and, therefore, Adjusted EBITDA should be considered as a supplement to, and not as a substitute for or superior to, GAAP net income (loss). Other companies may calculate Adjusted EBITDA differently and, therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Non-GAAP Net Income (Loss) as net income (loss), determined in accordance with GAAP, excluding the effects of stock-based compensation, amortization of acquired intangible assets, acquisition and integration costs, contested proxy and other legal and consulting costs, impairment of goodwill, executive transition costs, non-capitalized debt issuance expenses, headquarters relocation costs, gain on the sale of a business, the related cash tax impact of those adjustments, and non-cash income tax (benefit) expense. We exclude the non-cash portion of income taxes because of our ability to offset a substantial portion of our cash tax liabilities by using deferred tax assets, which primarily consist of U.S. federal net operating losses. The majority of these net operating losses will expire, if not utilized, between 2022 and 2024. Gain on the sale of a business relates to the disposition of SimpleTax in 2019 and the subsequent working capital adjustment in the third quarter of 2020. Non-capitalized debt issuance expenses relate to the expense recognized as a result of the Term Loan increase in the third quarter of 2020.

We believe that Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) per share provide meaningful supplemental information to management, investors, and analysts regarding our performance and the valuation of our business by excluding items in the statement of operations that we do not consider part of our ongoing operations or that have not been, or are not expected to be, settled in cash. Additionally, we believe that Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) per share are common measures used by investors and analysts to evaluate our performance and the valuation of our business. Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) per share should be evaluated in light of our financial results prepared in accordance with GAAP and should be considered as a supplement to, and not as a substitute for or superior to, GAAP net income (loss) and GAAP net income (loss) per share. Other companies may calculate Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) per share differently, and, therefore, these measures may not be comparable to similarly titled measures of other companies.

(2)	See the Condensed Consolidated Financial Results on page 3.
(3)	For periods in which non-GAAP net income is generated, Non-GAAP Net Income (Loss) per share is calculated using diluted weighted average shares outstanding. For periods in which Non-GAAP Net Loss is generated, diluted weighted average shares outstanding is the same as basic weighted average shares outstanding.
6

Blucora Reconciliation of Trailing Twelve Month ("TTM") Adjusted EBITDA (1) (2)

	2019	2020				2021
(Unaudited, in thousands, rounding differences may exist)	TTM 4Q	TTM 1Q	TTM 2Q	TTM 3Q	TTM 4Q	TTM 1Q	TTM 2Q	TTM 3Q	TTM 4Q
Adjusted EBITDA (1) (2)
Net income (loss)	$48,148	$(329,516)	$(310,907)	$(274,727)	$(342,755)	$385	$(17,652)	$(19,249)	$7,757
Stock-based compensation	16,300	12,656	12,478	12,356	10,066	16,877	18,133	18,345	20,754
Depreciation and amortization of acquired intangible assets	44,208	45,022	43,276	41,749	39,907	40,157	42,237	42,786	43,426
Interest expense and other, net	16,915	19,092	19,262	28,619	31,304	33,052	35,788	32,120	32,080
Acquisition and integration—Excluding change in the fair value of HKFS Contingent Consideration	25,763	29,648	23,289	27,806	22,785	18,906	22,751	12,016	10,398
Acquisition and integration—Change in the fair value of HKFS Contingent Consideration	—	—	—	(1,000)	8,300	14,600	26,100	28,800	22,400
Executive transition costs	—	9,184	9,820	10,225	10,701	1,517	881	476	—
Headquarter relocation costs	—	716	1,453	1,863	1,863	1,147	410	—	—
Contested proxy and other legal and consulting costs	—	—	—	—	—	3,230	5,695	7,293	10,939
Impairment of goodwill and an intangible asset	50,900	321,525	321,525	270,625	270,625	—	—	—	—
Income tax (benefit) expense	(65,054)	(1,519)	(52,934)	(25,347)	42,331	(23,489)	38,044	22,014	(9,218)
Adjusted EBITDA(1)	$137,180	$106,808	$67,262	$92,169	$95,127	$106,382	$172,387	$144,601	$138,536

Blucora Net Leverage Ratio (1) (3) (4)

	2019		2020								2021
(Unaudited, in thousands, rounding differences may exist)	4Q		1Q		2Q		3Q		4Q		1Q		2Q		3Q		4Q
DEBT:
Senior Secured Credit Facility	$399,687		$444,375		$389,062		$563,609		$563,156		$562,703		$562,250		$561,797		$561,344
CASH:
Cash and cash equivalents	80,820		168,198		90,081		151,166		150,125		191,803		232,409		184,926		134,824
NET DEBT (3)	$318,867		$276,177		$298,981		$412,443		$413,031		$370,900		$329,841		$376,871		$426,520

Last twelve months:
ADJUSTED EBITDA (1) (2)	$137,180		$106,808		$67,262		$92,169		$95,127		$106,382		$172,387		$144,601		$138,536

NET LEVERAGE RATIO (1) (3) (4)	2.3	x	2.6	x	4.4	x	4.5	x	4.3	x	3.5	x	1.9	x	2.6	x	3.1	x
____________________________
(1)	Non-GAAP measure using Adjusted EBITDA for the last twelve months. Adjusted EBITDA for the trailing twelve month period is reconciled to the nearest comparable GAAP measure, net income (loss).
(2)	For additional information on Adjusted EBITDA and its use as a non-GAAP measure, see page 6.
(3)	We define Net Debt, a non-GAAP financial measure, as the outstanding principal of debt less cash and cash equivalents. Management believes that the presentation of this non-GAAP financial measure provides useful information to investors because it is an important liquidity measurement that reflects our ability to service our debt.
(4)	Net leverage ratio is calculated by dividing net debt by Adjusted EBITDA for the trailing twelve months.

7

Blucora Reconciliation of Operating Free Cash Flow (1)

	2019	2020					2021
(Unaudited, in thousands, rounding differences may exist)	FY 12/31	1Q	2Q	3Q	4Q	FY 12/31	1Q	2Q	3Q	4Q	FY 12/31
Net cash provided by (used in) operating activities	$92,804	$46,864	$(12,490)	$940	$8,765	$44,079	$53,722	$43,549	$(22,880)	$(37,560)	$36,831
Purchases of property, equipment, and software	(10,501)	(7,715)	(11,357)	(9,639)	(7,291)	(36,002)	(8,598)	(4,946)	(8,080)	(8,652)	(30,276)
Operating Free Cash Flow	$82,303	$39,149	$(23,847)	$(8,699)	$1,474	$8,077	$45,124	$38,603	$(30,960)	$(46,212)	$6,555
____________________________
(1)	We define Operating Free Cash Flow, which is a non-GAAP measure, as net cash provided by (used in) operating activities less purchases of property, equipment, and software. We believe Operating Free Cash Flow is an important liquidity measure that reflects the cash generated by our businesses, after the purchases of property, equipment, and software, that can then be used for, among other things, strategic acquisitions and investments in the businesses, stock repurchases, and funding ongoing operations.
8

Blucora Operating Metrics - Wealth Management

	2019	2020					2021
(In thousands, rounding differences may exist)	FY 12/31	1Q	2Q	3Q	4Q	FY 12/31	1Q	2Q	3Q	4Q	FY 12/31
Segment revenue	$507,979	$144,989	$115,884	$135,932	$149,384	$546,189	$154,491	$162,395	$169,135	$172,192	$658,213
Less: Financial professional commission payout	(348,003)	(100,804)	(82,656)	(94,794)	(102,610)	(380,864)	(107,211)	(112,164)	(119,044)	(119,609)	(458,028)
Segment net revenue (1)	$159,976	$44,185	$33,228	$41,138	$46,774	$165,325	$47,280	$50,231	$50,091	$52,583	$200,185
Segment operating income (2)	$68,292	$22,598	$11,731	$17,498	$20,368	$72,195	$19,396	$21,396	$19,564	$21,856	$82,212
Segment operating income as a % of revenue	13%	16%	10%	13%	14%	13%	13%	13%	12%	13%	12%
Segment operating income as a % of net revenue	43%	51%	35%	43%	44%	44%	41%	43%	39%	42%	41%

(In thousands, rounding differences may exist)			2019	2020					2021
	Sources of Revenue	Primary Drivers	FY 12/31	1Q	2Q	3Q	4Q	FY 12/31	1Q	2Q	3Q	4Q	FY 12/31
Financial professional-driven	Advisory	- Advisory asset levels	$252,367	$78,757	$66,303	$82,612	$87,079	$314,751	$91,119	$96,508	$103,540	$104,633	$395,800
	Commission	- Transactions - Asset levels - Product mix	191,050	50,580	39,836	44,921	49,864	185,201	52,534	51,702	52,961	53,480	210,677
Other revenue	Asset-based	- Cash balances - Interest rates - Number of accounts - Client asset levels	48,182	10,579	3,981	4,351	4,777	23,688	5,329	5,526	5,659	5,587	22,101
	Transaction and fee	- Account activity - Number of clients - Number of financial professionals - Number of accounts	16,380	5,073	5,764	4,048	7,664	22,549	5,509	8,659	6,975	8,492	29,635
	Total revenue		$507,979	$144,989	$115,884	$135,932	$149,384	$546,189	$154,491	$162,395	$169,135	$172,192	$658,213
	Total recurring revenue (3)		$422,128	$119,255	$100,004	$117,822	$127,863	$464,944	$130,755	$138,900	$145,311	$144,728	$559,694
	Recurring revenue rate (3)		83.1%	82.3%	86.3%	86.7%	85.6%	85.1%	84.6%	85.5%	85.9%	84.1%	85.0%
____________________________
(1)	Non-GAAP financial measure represents segment revenue less financial professional commission payout.
(2)	We do not allocate certain operating expenses (including personnel and overhead costs), stock-based compensation, acquisition and integration costs, depreciation, amortization of acquired intangible assets, executive transition costs, headquarters relocation costs, contested proxy and other legal and consulting costs, impairment of goodwill and an intangible asset, interest expense and other, net, or income taxes to the reportable segments.
(3)	Recurring revenue consists of advisory fees, trailing commissions, fees from cash sweep programs, and certain transaction and fee revenue.
9

Blucora Operating Metrics - Wealth Management (continued)

(In thousands, rounding differences may exist)	2019	2020					2021
	FY 12/31	1Q	2Q	3Q	4Q	FY 12/31	1Q	2Q	3Q	4Q	FY 12/31
Total client assets	$70,644,385	$61,014,454	$68,519,998	$76,152,721	$82,961,244	$82,961,244	$84,776,191	$87,814,790	$86,647,743	$89,086,032	$89,086,032
Brokerage assets	$43,015,221	$37,395,490	$41,964,610	$43,733,735	$47,357,687	$47,357,687	$48,001,320	$48,373,805	$46,850,354	$46,906,981	$46,906,981
Advisory assets	$27,629,164	$23,618,964	$26,555,388	$32,418,986	$35,603,557	$35,603,557	$36,774,871	$39,440,985	$39,797,389	$42,179,051	$42,179,051
% of total client assets	39.1%	38.7%	38.8%	42.6%	42.9%	42.9%	43.4%	44.9%	45.9%	47.3%	47.3%
Number of financial professionals (in ones) (1)	3,984	3,945	3,862	3,975	3,770	3,770	3,718	3,606	3,529	3,416	3,416
Advisory and commission revenue per financial professional (2)	$111.3	$32.8	$27.5	$32.1	$36.3	$132.6	$38.6	$41.1	$44.3	$46.3	$177.5

Quarterly production retention rate: (3)
TTM Financial professional-driven revenue (4)	$443,417	$495,837	$492,498	$491,829	$499,952	$499,952	$514,268	$556,339	$585,307	$606,477	$606,477
TTM Financial professional-driven revenue related to independent financial professionals who departed in the quarter (4)	$10,770	$4,586	$11,445	$5,366	$19,101	$19,101	$8,127	$9,881	$12,157	$11,079	$11,079
TTM Financial professional-driven revenue, less that related to independent financial professionals who departed in the quarter (4)	$432,647	$491,251	$481,053	$486,463	$480,851	$480,851	$506,141	$546,458	$573,150	$595,398	$595,398
Quarterly production retention rate (3)	97.6%	99.1%	97.7%	98.9%	96.2%	96.2%	98.4%	98.2%	97.9%	98.2%	98.2%
____________________________
(1)	The increase in financial professionals in the third quarter of 2020 resulted from the addition of 19 in-house financial professionals (licensed financial planning consultants, which were employees of Avantax Planning Partners) and 131 licensed referring representatives at CPA firms that partner with Avantax Planning Partners.
(2)	Advisory and commission revenue per financial professional is based upon a full year of advisory and commission revenue.
(3)	Quarterly production retention rate is a non-GAAP financial measure. We believe quarterly production retention rate is an important measure of our quarterly retention of financial professional-driven revenue (which consists of advisory revenue and commission revenue). Management uses quarterly production retention rate to measure the impact of financial professional departures on our business. Quarterly production retention rate is calculated by dividing (x) the difference of (i) total financial professional-driven revenue for the trailing-twelve-month period then ended minus (ii) financial professional-driven revenue for the trailing-twelve-month period then ended related to independent financial professionals that departed in the quarter by (y) total financial professional-driven revenue for the trailing-twelve-month period then ended. As quarterly production retention rate is a measure of retention during a quarter, it also includes quarterly production from independent financial professionals who departed in prior quarters in the trailing-twelve-month period, and therefore does not show production retention rate over longer periods of time.
(4)	For the trailing-twelve-month period then ended.

10

Blucora Operating Metrics - Tax Software

(In thousands except % and as otherwise indicated, rounding differences may exist)	Year ended December 31,		Change
	2021	2020	Units	%
Total e-files (1)	5,583	5,319	264	5%
Consumers
E-files (1)	3,178	3,178	—	—%
Professional
E-files	2,405	2,141	264	12%
Units sold (in ones)	20,901	20,360	541	3%
E-files per unit sold (in ones)	115.1	105.2	9.9	9%
____________________________
(1)	We participate in the Free File Alliance that is part of an IRS partnership that provides free electronic tax filing services to taxpayers meeting certain income-based guidelines. Free File Alliance e-files are included within total e-files and consumer e-files above.
11

REFINITIV STREETEVENTS EDITED TRANSCRIPT BCOR.OQ - Q4 2021 Blucora Inc Earnings Call EVENT DATE/TIME: FEBRUARY 16, 2022 / 1:30PM GMT

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FEBRUARY 16, 2022 / 1:30PM, BCOR.OQ - Q4 2021 Blucora Inc Earnings Call

C O R P O R A T E P A R T I C I P A N T S

Christopher W. Walters Blucora, Inc. - President, CEO & Director

Dee Littrell Blucora, Inc. - IR

Marc Mehlman Blucora, Inc. - CFO

C O N F E R E N C E C A L L P A R T I C I P A N T S

Daniel Louis Kurnos The Benchmark Company, LLC, Research Division - MD & Senior Equity Analyst

Jackson Edmund Ader JPMorgan Chase & Co, Research Division - Analyst

P R E S E N T A T I O N

Operator

Good day, and thank you for standing by. Welcome to the Blucora Fourth Quarter Year-end 2021 Earnings Conference Call. (Operator Instructions) Please be advised that today's conference is being recorded.

I would now like to hand the conference over to your speaker today, Dee Littrell, Investor Relations. Please go ahead.

Dee Littrell - Blucora, Inc. - IR

Thank you, and welcome, everyone, to Blucora's Fourth Quarter and Full Year 2021 Earnings Conference Call. Earlier this morning, we posted the earnings release and supplemental information on the Investor Relations section of our website at blucora.com. I'm joined today by Chris Walters, Chief Executive Officer; and Marc Mehlman, Chief Financial Officer.

Before we begin, let me remind everyone that today's discussion contains forward-looking statements based on the environment as we currently see it, that speak only as of the current date. As such, they include risks and uncertainties, and actual results and events could differ materially from our current expectations. Please refer to our press release and our SEC filings, including our most recent Form 10-K and Form 10-Q for more information on some of these specific risks and uncertainties. We assume no obligation to update these forward-looking statements, except as required by law. We will discuss both GAAP and non-GAAP financial measures today. Our earnings release and supplemental financial information are available on the Investor Relations section of our website at blucora.com and include full reconciliations of each non-GAAP financial measure discussed to the nearest applicable GAAP measure.

With that, let me hand the call over to Chris.

Christopher W. Walters - Blucora, Inc. - President, CEO & Director

Thank you, Dee, and good morning, everyone. Today, I am pleased to share our fourth quarter and full year 2021 results. Overall, in 2021, we made significant progress executing our sustainable growth strategy for the company and are pleased to be ahead of our long-term growth goals. We generated strong financial results while investing for future growth, deepening our relationships with customers and financial professionals, strengthening our platforms and laying the groundwork to build on the significant opportunities we see ahead. Our financial results exceeded expectations, including delivering revenue growth of 17% and adjusted EBITDA growth of 46% for the full year 2021. We believe that executing on our growth strategy is key to realizing the full value of Blucora's differentiated tax-focused businesses. As we have said, this strategy is not operating in isolation nor without a time frame. We have laid out clear goals and KPIs for our business over the next several years and consistently judge our progress against a wide range of value-creating alternatives through the company's business structure and capital allocation. Our approach across both businesses has been to continue to focus on 3 key drivers of sustainable growth. First, customer acquisition,

2

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FEBRUARY 16, 2022 / 1:30PM, BCOR.OQ - Q4 2021 Blucora Inc Earnings Call

which is finding unique ways to bring new customers and financial professionals to our business, including innovative marketing and partnerships. Second, customer retention, is building valuable long-term relationships with our financial professionals and customers by providing best-in-class experiences with great products and services. And finally, realizing crossover benefits between our 2 businesses, which is operating high-quality and efficient shared functions, extending our TaxAct technology and marketing capabilities to benefit Avantax as well as introducing wealth management opportunities to TaxAct Pro's customers. With support from our Board of Directors, our leadership and, most importantly, our teams, we made significant progress in each of these areas.

Now I'd like to provide an update on our businesses, beginning with our Tax Software business. TaxAct had a very solid year in 2021, reaching a critical inflection point on the path toward unit share gains and ARPU growth, which, as we have said, are key to unlocking the value of this business and driving profitable growth. In particular, for the first time since 2014, TaxAct was flat on consumer units at 3.2 million after having declining unit volume for a number of years. This is a critical step on our stated expectation of growing units and building share through embracing our value position. As a result, we had a strong finish to the year, exceeding our midpoint guidance of $226 million in revenue. Just as crucially, our customer satisfaction scores continued to improve with Net Promoter Scores up an additional 1.5 points on top of the prior season's historical high, thanks to our continued investments in product and user experience. We tested and iterated on product enhancements to deliver the most value to taxpayers this tax season with a focus on improving product flow and customer data entry.

These results give us solid confidence about our outlook for 2022. When we released our Q3 2021 results in November, we gave our preliminary outlook for 2022 segment revenue to be up between 14% and 18% from fiscal year 2021. And for our 2022 segment operating income of between $98 million and $106 million, representing 26% growth relative to the midpoint of our fiscal 2021 guidance for the business.

Today, we are reaffirming the strong 2022 guidance for our Tax Software business. The team and I are confident and excited about the year ahead. Heading into the 2021 tax season, we are bullish about the potential benefits to be realized from our product enhancements, marketing improvements and partnership investments.

Although it is early in the tax season, I would like to share some initial observations. Over the last several years, we have seen a shift of filers starting and completing their returns later in the season. This shift has accelerated in tax year 2021 as the number of reported e-files by the IRS roughly 2 weeks into the season is approaching 50% below what has been seen in past seasons. This relatively low number of filers makes it difficult to comment definitively on certain elements of the season. That said, we are already seeing a number of areas for which we previously forecasted improvements performing at or above expectations. This season, we are focused on several areas to support our customer acquisition and retention. To support customer acquisition, we focused on partnerships and marketing initiatives. Taking our learnings from prior seasons, we continue to invest in partnerships to build brand recognition and drive track. For the 2021 tax season, we have refined our approach with existing partners and added several new partners.

On the marketing side, this season, we are using improved data and analytics to provide enhanced insights into customer behavior as the season progresses. As we saw last year, we expect this will enable us to more efficiently deploy our marketing spend. Our investment in these enhanced capabilities facilitate our ability to rapidly test and optimize our marketing efforts during the season.

To support customer retention, we are focused on product enhancements and customer systems. We've invested in strategic product enhancements to simplify our user experience and increase start rates. I'll share a couple of great examples. During third peak testing, we learned that improvements in how we import prior year data could increase user completion rate. We also made improvements to W-2 and 1099 form import tools and have already seen significant increase in user leveraging.

We remain committed to making the user experience as smooth as possible for our customers. Beyond improving our product, we've also focused on incremental ways to assist our customers. We've made 2 notable enhancements on this front. We launched Xpert Assist, which provides filers of all types access to a team of CPAs and tax experts at no additional cost. Xpert Assist can guide customers through complex tax situations as a powerful component of our value positioning because easy access to expert help is typically an incremental charge for users of competitors' paid products. We also increased our customer care investments to be able to provide direct human assistance to a significantly greater percentage of customers than prior seasons.

3

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FEBRUARY 16, 2022 / 1:30PM, BCOR.OQ - Q4 2021 Blucora Inc Earnings Call

Now on to the wealth management side, where we've continued to see the value in our hybrid independent broker-dealer in-house RIA approach to wealth management. The combination of Avantax Wealth Management and Avantax Planning Partners enables us to offer multiple affiliation models, which presents unique opportunities for us to better service our financial professionals and CPA firms. Heading into last year, we were focused on several initiatives. In customer acquisition, the focus was on recruiting new firms and scaling our employee-based RIA model. On the customer retention front, we were focused on continuing our progress with several initiatives, which also benefit customer acquisition. These include improving the overall experience for our financial professionals and their clients and enhancing our technology and service capabilities to provide additional customized resources to our financial professionals to help them grow their practices over time.

I'd like to highlight how we made progress on each of these areas last quarter. On the customer acquisition and recruiting front, it was a great quarter. We welcome 49 new financial professionals, adding $330 million in total client assets. To improve customer retention, I'm pleased to share that we are making meaningful progress in meeting the needs of our financial professional community. Our fall 2021 financial professional satisfaction survey results improved by 20 percentage points since spring 2021 and 33 percentage points since fall 2020. These results were driven by enhancements in our financial professional, customer service and technology.

On the tech front, we've made several improvements. We launched the first version of a new client portal to a pilot group of financial professionals,

and we'll continue to expand this portal's availability to all firms throughout 2022. This exciting new feature will directly enhance the experience that end clients have when working with our financial professionals and will be the foundation of how end clients and financial professionals collaborate. We also launched new account opening and off-platform asset transition tools to help increase financial professional efficiencies by saving time and decreasing overall processing docs.

Finally, we expanded our consultation services to boost firm efficiency by using sophisticated data and analytics to provide proactive advice to financial professionals on how to become more operationally efficient as they grow, thus boosting their profitability potential.

We believe our increased investments across wealth management segment will continue to provide a more enhanced cohesive suite of services and opportunities to support our financial and tax professionals and help them grow their business. In addition, in 2021, we acquired 8 RIA firms to scale this portion of our business. This initiative is a compelling capital allocation opportunity, in addition to supporting our customer acquisition and retention efforts as well as enhancing cross-business synergies. Together, these acquisitions have added approximately $1.9 billion in assets under management to our employee-based model, which, as a reminder, is meaningfully more profitable than our independent broker-dealer model. The model for each of these deals has us approaching a margin profile double that of our wealth business today.

As this continues to present a compelling opportunity to the business, we will allocate capital in line with our communicated capital allocation priorities of maintaining a strong balance sheet, driving organic growth and returning capital to shareholders. We plan to increase the number of

RIA acquisitions during 2022. In addition to our focus of executing to improve the fundamental value drivers of our business, we are set up to benefit greatly from the macro-environmental factors that we believe likely lie ahead.

Market volatility can increase fees as the value of the assets under management impacts our revenue. In a market in which asset values are under pressure, our fees will be lower. Conversely, as asset values increase, so too will our fees. That said, the profit-sharing model in place with our financial professionals mutes the impact of market volatility. But the effects of increasing rate environment flowing through to the bottom line is much more significant.

As everyone on this call no doubt appreciate, the near 0 interest rate environment over the past few years has been unprecedented. This has severely impacted cash sweep revenue, which is a critical input for our wealth management business. As we have repeatedly said, a return to historically normalized interest rate environment represented a significant opportunity for additional revenue, which will positively impact Blucora's earnings. As the interest rate environment normalizes back to conventional pre-COVID rates, sweep revenue will once again be a source of high-margin income for the business. As an example, upon reaching a Fed funds rate of 125 to 150 basis points, Avantax will generate incremental annual segment operating income of between $40 million and $50 million assuming today's level of assets, among other factors. This is a key component of our earnings power. Due to the timing of rate increases and the nonlinear nature of upside associated with the first 4 rate hikes, we won't see all the positivity hit our P&L in 2022. But based on what the forward interest rate curve implies, we will return to normalized levels in

2023.

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FEBRUARY 16, 2022 / 1:30PM, BCOR.OQ - Q4 2021 Blucora Inc Earnings Call

Now let's talk about Blucora overall. As I complete my second year as Blucora's CEO, I want to reiterate how encouraged I am by the company's progress and how optimistic I am about our growth outlook. We are making solid headway returning TaxAct and Avantax to sustainable, profitable growth, which is essential to unlocking Blucora's value. We have focused on empowering our teams, supporting our financial professionals and exceeding the expectations of our customers. I'm pleased to see the satisfaction improvement we have made with each group, and this bolsters our confidence in the future. As the macro environment begins to revert to pre-pandemic norms, headwinds of the past few years are becoming tailwinds and expected to boost our earnings and shareholder value substantially. I believe the steps we have taken to reposition our business,

coupled with the continued execution of our differentiated strategy, have the potential to create tremendous value for our team, our financial professionals, our customers, and ultimately, our shareholders. I look forward to continuing our progress throughout this year.

With that, I'll turn it over to Marc to outline our Q4 and full year 2021 financial performance.

Marc Mehlman - Blucora, Inc. - CFO

Thank you, Chris, and good morning, everyone. It's great to be with you all again. I'd like to provide some additional detail on our fourth quarter and full year results as well as our outlook for the quarter ahead.

Starting with fourth quarter results. As Chris mentioned, we are thrilled to have executed well across the board, exceeding the midpoint or high end of our guidance across most metrics. 2021 was a strong year for the business, one which saw our TaxAct business return to meaningful revenue and profit growth and considerably higher margins versus the prior year. Further, our wealth management business saw a shift of over 400 basis points toward higher ROA advisory assets as a percentage of total assets and an expansion of almost $2 billion of assets to our RIA model. Our plan to create sustainable growth frameworks, while shifting our business towards higher valuation models, is on track and expected to accelerate.

Now on to fourth quarter financial results. Total revenue was $178.3 million, an increase of 15% versus the fourth quarter of the prior year and above the high end of our guidance. Total revenue was driven primarily by the wealth management business. GAAP net loss was $23.7 million or

(inaudible) loss per diluted share, both of which outperformed the high end of our guidance. As a reminder, the fourth quarter is a seasonally small quarter for our tax business and we typically generate a consolidated net loss for the period. Embedded within our GAAP net income figure is a

$2.9 million increase in the fair value of the HKFS contingent consideration earn-out, which we still believe will be paid out in full at $30 million as well as a $12.1 million tax benefit primarily associated with the reduction in our valuation allowance. Adjusted EBITDA, which outperformed the midpoint of our guidance, was negative $3.8 million versus a positive $2.2 million in the fourth quarter of 2020. Non-GAAP net loss was $14.1 million or a loss of $0.29 per diluted share, which outperformed the high end of our guidance.

Turning now to the Tax Software segment. Tax Software segment revenue for the fourth quarter was $6.1 million, which outperformed the high end of our guidance as the backlog of the IRS was significantly reduced, helping to drive overperformance. For the year, the Tax Software segment delivered $227 million of revenue, representing 8.7% growth versus the prior year. Consumer e-files were $3.2 million for tax year '20, which, as

Chris mentioned, is flat to tax year 2019, the first time we have maintained or grown our e-file volume in at least 6 years. This is a testament to our team and the strategy they are executing. This is a big moment for the business and is another signal of our turnaround towards healthy unit-driven growth. Segment operating income was negative $18.6 million, which outperformed the high end of our guidance. We continue to operate the business prudently from an expense standpoint, maintaining the financial flexibility to invest in a number of marketing opportunities ahead of tax year 2022 such as the ESPN Bowl series, which exceeded our expectations for brand awareness.

Moving to the wealth management segment. We continued our strong momentum during the fourth quarter. Wealth management segment revenue was $172.2 million, above the high end of our guidance and up 2% sequentially. Transaction-based commission revenues were $24.2 million, an increase of 8% sequentially. Year-over-year transaction-based commission revenues increased 22% for the quarter and 20% for full year

2021. On a year-over-year basis, total wealth management revenue was up 15% for the quarter and 21% for the full year. Wealth management segment operating income was $21.9 million for the fourth quarter, above the midpoint of our guidance driven by favorable revenue performance,

offset by incremental headcount and investments in technology to enhance the experience of our financial professionals and their customers. Our payout rate decreased slightly versus Q3, coming in at 75.6% versus 76.1% in the third quarter of 2021. We will see fluctuations in payout rate depending on the concentration of transaction-based revenues and makeup of net flows; and lastly, the type of assets for which we have quarter-to-quarter movement.

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FEBRUARY 16, 2022 / 1:30PM, BCOR.OQ - Q4 2021 Blucora Inc Earnings Call

We ended the year with total client assets of $89.1 billion. Fee-based advisory assets were up 18.5% year-over-year to $42.2 billion with advisory assets as a percentage of total client assets ending the quarter at a new high of 47.3%, 440 basis points higher than the end of 2020. We saw net inflows in advisory assets during the fourth quarter of $780 million, with total client assets having net outflows of $562 million, which relates in part to our change in focus towards higher ROA on platform assets and lower ROA off-platform DTF assets where it makes sense for our customers.

I would now like to turn your attention to Slide 6 in the earnings presentation. Over the last 24 months, a key strategic imperative has been to shift our business development focus to attract more established financial professionals with higher expected long-term retention. This has been a success. We have driven our newly recruited assets for full year 2021 to $929 million versus $363 million in 2020 at an average of $407 million for the years 2017 through 2019. Our expectation for 2022 is for meaningful growth over 2021. This focus on fewer but more productive financial professionals has greatly increased recruitment of assets. And so while we continue to share financial professional accounts and discuss the drivers of movement, our strategic focus will continue to primarily be on assets and our drive towards positive net new assets in 2022.

At the corporate level, unallocated corporate expenses during the quarter came in at $7.1 million as we continue to manage our corporate costs prudently. During the quarter, we had about $3.9 million in acquisition and integration costs related to HKFS and First Global, with the vast majority of it related to the increase in fair value of HKFS contingent consideration that I previously mentioned.

Turning to the balance sheet. We ended the quarter with cash and cash equivalents of $134.8 million and net debt of $426.5 million. Our net leverage ratio at the end of the quarter was 3.1x. For the full year 2021, we generated $36.8 million in cash from operating activities, which includes a $16.9 million onetime settlement with the SEC that dates back to the First Global acquisition. Our key priorities for cash remain investing in our business to fuel growth and returning cash to shareholders. As it relates to returning cash to shareholders, we commenced share repurchases in the first quarter of 2022 under our expanded $100 million share repurchase authorization announced in December. Through February 15, we have purchased roughly 500,000 shares or about 1% of outstanding shares for a total cash outlay of about $8.5 million.

With that, let's turn to our first quarter 2022 outlook. As is customary, we will provide second quarter guidance and full year guidance during Q1 earnings in early May. For first quarter in our Tax Software business, we expect revenue between $150 million and $175 million and segment operating income of $57 million to $77 million. As Chris mentioned earlier, the tax season is off to a significantly slower than usual start, which makes it a bit difficult to pinpoint which e-files will come through at the end of March versus the first 2 weeks of April. We, therefore, have a wide guidance range to take this phasing uncertainty into account. This has no impact on our view for the full season.

For our wealth management business, we expect first quarter revenue of $164.5 million to $171.5 million and segment operating income of $19.5 million to $22 million. On a consolidated basis, we expect first quarter revenue between $314.5 million and $346.5 million; adjusted EBITDA between

$69 million and $92 million; GAAP net income of $38 million to $62 million or $0.75 to $1.23 per diluted share; and non-GAAP income attributable to Blucora of $52.5 million to $76.5 million or $1.04 to $1.52 per diluted share. This includes unallocated corporate operating expense of $7 million to $7.5 million.

This concludes our prepared remarks. We will now turn the call over to the operator for Q&A. Operator?

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Our first question comes from Jackson Ader with JPMorgan.

Jackson Edmund Ader - JPMorgan Chase & Co, Research Division - Analyst

The first one is on the slower start to the tax season. I guess 2 parts. Number one, what are kind of the main drivers as to why tax seasons seem to be getting later and later as we move in recent years? And then secondly, what type of -- I don't know. Are you shifting some of your marketing or partnerships or any kind of spend in order to capture some of these later returns that might come in, as you said, into March, early April?

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FEBRUARY 16, 2022 / 1:30PM, BCOR.OQ - Q4 2021 Blucora Inc Earnings Call

Christopher W. Walters - Blucora, Inc. - President, CEO & Director

Sure. There's no way to know precisely exactly what's driving the shift, but we think there are a number of factors that are leading to the consistently kind of pushed-out demand. And I would say this season, a few of the primary contributors are. There's a variety of things that taxpayers are a bit

-- confuse us about. One is child tax credits. A second being the stimulus dollars will be treated. And some of that confusion leads to a delay in terms of when they actually start and complete. There's also just more dollars in the market within consumers' hands based on the stimulus funds that have been provided and many early season filers are often securing some dollars, and that's particularly with some of the storefront operators that cater to kind of the lower end of the market. They secure dollars in advance of getting their returns. And so I think all of those things are contributing to some of the delays in demand.

In terms of our actions, we've talked about how we've built a more flexible approach to marketing. Obviously, the first year of the pandemic, we were caught by surprise because the seasons were so predictable in the past and had locked in a fair amount of our marketing spend. And ultimately,

in future seasons, we've built a more flexible approach. We are constantly monitoring demand and market and then we shift our dollars and also work closely with our partners to shift our actions to make sure that we're actually capitalizing at the points where there's greatest demand.

Jackson Edmund Ader - JPMorgan Chase & Co, Research Division - Analyst

Okay. All right. Great. And then so on Xpert Assist, any -- and I know it's early, but are there any kind of data points you can share on the uptake of

Xpert Assist? And then also what kind of impact will Xpert Assist have on gross margin given, I assume, there's a big cost associated with hiring the experts and not necessarily the same type of price per return uplift?

Christopher W. Walters - Blucora, Inc. - President, CEO & Director

Yes. So we are excited about Xpert Assist because it really allows us to continue to embrace our value positioning and helping taxpayers through a filing experience that, honestly, for some of them have complexity. Over the course of the season, as you progress through the season, there's more and more complex filers. And so the utilization rate will grow as each month progresses in the season. I don't believe we've shared any utilization rates and so I can't share any now.

And Marc, do you want to comment on the margin impact?

Marc Mehlman - Blucora, Inc. - CFO

Sure. Jackson, thanks for the questions. So as it relates to the Xpert Assist and impact on margins, there is an offsetting benefit to the cost in terms of attracting new users to the tool as well as just retention rates and what have you from existing users. And so our expectation, based on what we believe the uptake will be and the benefit associated with new customers, is that it should be a wash and should actually drive additional top line but allow us to maintain our margins going forward.

Operator

And we have a question from Dan Kurnos with Benchmark Company.

Daniel Louis Kurnos - The Benchmark Company, LLC, Research Division - MD & Senior Equity Analyst

Sorry about that guys. I had to double mute my earphone and my phone, sorry. Hopefully, you can hear me now. Chris, just kind of given the commentary that we've heard from you guys into it now just on sort of timing of the tax season and sort of lack of visibility, obviously, you guys are seeing something or at least have kind of your double tested your models to confirm just this tax guide. Is there any thoughts on perhaps mix

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FEBRUARY 16, 2022 / 1:30PM, BCOR.OQ - Q4 2021 Blucora Inc Earnings Call

shift in terms of units, so whether it's coming from partnership, which you mentioned but didn't really talk about extensively in the prepared remarks versus kind of what were considered D2C or assisted? Is there any mix shift that you're anticipating given the complexity? And how much are you -- we've seen a lot of commentary about inflation weighing in on people moving up. Obviously, wage brackets and some complexity in filings, which while that would push assist, it also suggests that you might see some healthier ARPU gains if there are incremental forms or other things that people would need to pay for. So how much is that weighing in on or influencing kind of your thought process in this relatively early tax season?

Christopher W. Walters - Blucora, Inc. - President, CEO & Director

As we said, it's early. But what we see, we are optimistic about some of the ancillary services that we have as well as some of the packaging or bundling things that we tested at the end of last year and third peak. And the early signs are some of the optimism that we had about those opportunities. They link to my remarks where I said we're seeing some positive signs on them. And so we haven't shared any specific guidance on any mix shift. But as I said, we've seen some really positive signs on some of the packaging and bundling and ancillary products that we tested in third peak last year.

Daniel Louis Kurnos - The Benchmark Company, LLC, Research Division - MD & Senior Equity Analyst

And is there any way to quantify -- I mean I assume the answer is no, but is there any way to quantify if there's a change between the ARPU and unit growth expectations given to the start of the tax season?

Marc Mehlman - Blucora, Inc. - CFO

No. Dan, it's Marc. I'd say it's too early to be able to comment on that. I mean there are a number of factors that go into what we ultimately report for tax season. And so like Chris mentioned, a lot of the areas that we tested last year are playing out favorably. But it's a bit too early to comment on those particulars.

Daniel Louis Kurnos - The Benchmark Company, LLC, Research Division - MD & Senior Equity Analyst

Okay. Fair enough. On wealth management, just out of curiosity, historically, it's been about a $2 million impact to segment income for, I think,

every 100 basis point move in the S&P relative to your own forecast. And obviously, there's been some market volatility which you called out. You guys are shifting to RIA. Is that -- and Chris, you mentioned that kind of the profit-sharing model that's starting to get a bit muted, and you had very strong net inflows, frankly, at the end of the year. So I'm just trying to get a sense. I'll get into interest rates in a second because I'm curious but -- on the assumptions there. But is that the right way -- are we still thinking about that level of sensitivity or this shift towards RIA starting to further dampen kind of the general market impact, understanding you'll always have some just due to the nature of the business?

Marc Mehlman - Blucora, Inc. - CFO

I'd say the $1.5 million to $2 million is still an appropriate range to use for every roughly 100 basis points. While we are seeing really exciting growth within the RIA, a majority of our assets still reside within the independent broker-dealer. And so that's a good number, Dan.

Daniel Louis Kurnos - The Benchmark Company, LLC, Research Division - MD & Senior Equity Analyst

Okay. And then just on the sort of the interest rate hike, I mean, I think Goldman put up 7 now this year. I think it's a race to see who can guess how many more they're going to be. But -- and you guys kind of resized or restated the impact. I'm curious, Chris, I know you guys haven't given full year guidance yet, but how should we be thinking about -- obviously, at the Investor Day, you made very limited assumptions around that. I would

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FEBRUARY 16, 2022 / 1:30PM, BCOR.OQ - Q4 2021 Blucora Inc Earnings Call

expect that you'll continue to conservatively -- make conservative forecast around the benefit from that. But just can you remind us of the cadence of how quickly that flows through?

And really higher-level question for me is, if you have that incremental operating income that gives you a little bit more flexibility to either delever buyback, which you said you started doing or be more aggressive on the RIA side. And so maybe it's a combination of all 3, but I'm just curious how you would look to utilize sort of the incremental cash flow that, that could generate.

Christopher W. Walters - Blucora, Inc. - President, CEO & Director

Let me let -- I'll let Marc take the capital allocation question. But first, in terms of what we shared at Investor Day, we had not made any assumptions.

There's nothing embedded in our outlook that included interest rate increases, right? At that point, we did share a perspective on what the value might be associated with it. And today, we've shared kind of an annualized view. Obviously, these kind of flown over time based on when the changes are made. And so the full year impacts are dramatically larger than what might be realized within the year.

Why don't I turn it to Marc to share a little bit more about capital allocation?

Marc Mehlman - Blucora, Inc. - CFO

Sure. And just to piggyback on what Chris was saying. As it relates to Fed rate increases this year, the first 4 rate increases don't impact the P&L in a linear fashion, right? So -- but by the time we get to 100 basis points, there is about a $28 million to $30 million impact. And as we mentioned in the prepared remarks, $125 million to $150 million will give us an annualized value of $40 million to $50 million. And so it's all going to come down then to the timing and the magnitude of each one of those rate hikes. And while we will likely see some positivity this year, it's all going to depend on the timing. As it relates to the full year, obviously, we're not providing full year guidance until Q1 earnings. But during our Investor Day, we offered long-term guidance of somewhere between 9% to 12% annually operating segment income growth for the wealth management business and all else being equal, right? So if we remove any sort of volatility in the market through this first quarter and any sort of interest rates, you would expect us to be somewhere in that 9% to 10% range growth on operating segment income.

Now as it relates to capital allocation, we're very much looking forward to getting that additional capital and cash into the business. And our priorities remain the same, right? So it's to fuel organic growth. It's to return capital to shareholders. And it's to maintain a strong balance sheet.

And so depending upon which of those turns out to be the best use of capital is where we will point it .

Operator

And that's all the questions we have. I'd like to turn the call back to Chris Walters for closing remarks.

Christopher W. Walters - Blucora, Inc. - President, CEO & Director

Great. Thanks so much for joining us. We look forward to talking again next quarter.

Operator

This concludes today's conference call. Thank you for participating. You may now disconnect.

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FEBRUARY 16, 2022 / 1:30PM, BCOR.OQ - Q4 2021 Blucora Inc Earnings Call

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Fourth Quarter and Full Year 2021 Earnings Presentation February 16, 2022

This presentation contains forward - looking statements within the meaning of Section 27A of the Securities Act of 1933, as amende d and Section 21E of the Securities Exchange Act of 1934, as amended , including without limitation, statements regarding the outlook of Blucora, Inc. (the “Company”) and its segments, expectations regarding net fl ows for its wealth business, and expectations with respect to the current tax season. Forward - looking statements provide current expectations of future events based on certain assumptions and include any statement that does not di rectly relate to any historical or current fact. Forward - looking statements can also be identified by words such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “intends,” “anticipates,” “may,” “f ore casts,” “future,” “will,” “projects,” “predicts,” “potential,” “continues,” “target,” “outlook”, “guidance,” and similar expressions and variations. Actual results may differ significantly from management’s expectations due to various ris ks and uncertainties including, but not limited to: our ability to effectively compete within our industries; our ability to attract and retain financial professionals, qualified employees, clients, and customers, as well a s o ur ability to provide strong customer/client service; the impact of the COVID - 19 pandemic on our results of operations and our business, including the impact of the resulting economic and market disruption the extension of ta x filing deadlines and other related government actions; our ability to retain employees and acquired client assets following acquisitions; our future capital requirements and the availability of financing, if necessar y; our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants; any downgrade of the Company’s credit ratings; our ability to generate strong performance fo r our clients and the impact of the financial markets on our clients’ portfolios; the impact of new or changing legislation and regulations (or interpretations thereof) on our business, including our ability to successful ly address and comply with such legislation and regulations (or interpretations thereof) and increased costs, reductions of revenue, and potential fines, penalties or disgorgement to which we may be subject as a result thereof; ris ks, burdens, and costs, including fines, penalties, or disgorgement, associated with our business being subjected to regulatory inquiries, investigations, or initiatives, including those of the Financial Regulatory Authorit y, Inc. and the Securities and Exchange Commission (“ SEC ”); risks associated with legal proceedings, including litigation and regulatory proceedings; our ability to close, finance, and realize all of the anticipated benefits o f a cquisitions, as well as our ability to integrate the operations of recently acquired businesses, and the potential impact of such acquisitions on our existing indebtedness and leverage; our ability to manage leadership and employe e t ransitions, including costs and time burdens on management and our board of directors related thereto; the compromising of confidentiality, availability or integrity of information, including cyberattacks; political and ec onomic conditions and events that directly or indirectly impact the wealth management and tax preparation software industries; our ability to respond to rapid technological changes, including our ability to successfully re lease new products and services or improve upon existing products and services; our expectations concerning the revenues we generate from fees associated with the financial products that we distribute; risks related to goo dwi ll and other intangible asset impairment; our ability to develop, establish, and maintain strong brands; risks associated with the use and implementation of information technology and the effect of security breaches, compu ter viruses, and computer hacking attacks; our ability to comply with laws and regulations regarding privacy and protection of user data; our ability to maintain our relationships with third - party partners, providers, s uppliers, vendors, distributors, contractors, financial institutions, industry associations, and licensing partners, and our expectations regarding and reliance on the products, tools, platforms, systems, and services provided by th ese third parties; our beliefs and expectations regarding the seasonality of our business; our assessments and estimates that determine our effective tax rate; our ability to protect our intellectual property and the imp act of any claim that we have infringed on the intellectual property rights of others; and the effects on our business of actions of activist stockholders. A more detailed description of these and certain other factors that could a ffe ct actual results is included in the Company’s most recent Annual Report on Form 10 - K and most recent Quarterly Report on Form 10 - Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward - look ing statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward - looking statements to reflect events or circumstances after the date hereof, except as may be r equired by law. This presentation contains non - GAAP financial measures such as Adjusted EBITDA, non - GAAP net income, non - GAAP net income per sha re, quarterly production retention rate, wealth management segment net revenue, wealth management net revenue excluding cash sweep, net debt, and net leverage ratio. You can find the reconciliation of thes e m easures to the most directly comparable GAAP financial measure in the Appendix at the end of this presentation. The non - GAAP financial measures disclosed by the Company should not be considered a substitute for, or sup erior to, the financial measures prepared in accordance with GAAP. Important Additional Information The Company intends to file a definitive proxy statement, accompanying BLUE proxy card and other relevant documents with the SEC in connection with the solicitation of proxies for the Company’s 2022 annual meeting of stockholders (the “ Annual Meeting ”). BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FUR NIS HED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IM PORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company with th e S EC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by selecting “SEC Filings” under “Financial Information” in the “Investors” tab of the Company’s website at www.blu cor a.com. The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Com pan y’s stockholders in connection with the Annual Meeting. The names of these directors and executive officers and their respective direct and indirect interests, by security holdings or otherwise, in the Company are set forth in the Company’s Current Report on Form 8 - K filed with the SEC on February 14, 2022. Disclaimers

Blucora Corporate Highlights 3 Full Year 2021 - Key Observations/Highlights 74% 26% $395 $211 $22 $30 $210 $17 Advisory Commission & Trails Fees Cash Sweep & Other Consumer Pro Total Revenue Breakdown – FY 12/31/21 ($ in millions) • Total revenue of $885.2 million, up 17% year over year • GAAP Net Income of $7.8 million, or $0.16 diluted EPS • Non - GAAP Net Income * of $87.2 million, or $1.76 diluted Non - GAAP Net Income per share * • Total client assets of $89.1 billion at December 31, 2021, up 7% year over year • Advisory assets ended the year at $42.2 billion (up 18% year over year), or 47.3% of total client assets • Ended 2021 with $134.8 million in cash and cash equivalents compared to $150.1 million at December 31, 2020 ($30M - 1 st earn - out payment for HKFS acquisition was paid in Q3 2021) • Net Debt Leverage ratio * of 3.1x at December 31, 2021 vs. 4.3x at December 31, 2020 Wealth Management Tax Software * See reconciliations of all non - GAAP to GAAP measures presented in this presentation in the tables in the appendix.

Tax Software Season Update 4 Reaffirming our 2022 guidance of revenue growth of between approximately 14% and 18% from the mid - point of our full - year 2021 guidance range, $226 million, as presented on November 4, 2021 and segment operating income of between $98M and $106M • 2021 Highlights: • Successfully launched Xpert Assist early in the year • TaxAct consumer e - files held flat at 3.2 million for first time since 2014. • Continued learnings aided in our marketing endeavors, allowing TaxAct to be better positioned entering 2022 • Continued to maintain elevated NPS scores year over year • 2022 Update: • A more normalized tax filing season for TY 2021 announced by the IRS, with a beginning date Jan 24, 2022 and ending date Apr 18, 2022 • Announced free access to TaxAct Xpert Assist for all filers, which allows for expert guidance and return review • Announced TaxAct Xpert Full Service, a personalized service for simple and complex return completion Key Observations/Highlights

Wealth Management Update RETENTION OF HIGH - PRODUCING FINANCIAL PROFESSIONALS ATTRITION OF FP’s BY REVENUE PRODUCTION – Q4 2021 QUARTERLY PRODUCTION RETENTION RATE* HIGH PORTION OF REVENUES ARE RETAINED Key Observations /Highlights • 1 Non - producers defined as FPs with less than $50K in rolling gross production. • *See reconciliations of all non - GAAP to GAAP measures presented in this presentation in the tables in the appendix. • Total client assets of $89.1 million at December 31, 2021 • Set a record in Q4 with greatest % of AUM of total assets of 47.3% • 98% Quarterly Production Retention Rate in Q4* • Since we began our M&A program in December 2020, we have completed the closing of 8 transactions with nearly $2.0B in assets that have transitioned from the independent model to the employee - based RIA model. • During the quarter, FP attrition of 125 departing advisors skewed heavily (76%) to non - producers 1 5 98% 99% 98% 99% 96% 98% 98% 98% 98% 4Q19 1Q20 2Q20 3Q20 4Q20 1Q21 2Q21 3Q21 Q421 Production Retention Rate 76% 10% 14% < $50K $50K-$100K > $100K

Driving Additional Assets through Successfully Shifting our BD Focus toward Established FPs * Inflows of client assets from independent FPs that have affiliated with Avantax. A purposeful shift toward fewer but more productive Financial Professionals ($’s in millions) $407 $363 $929 $0 $100 $200 $300 $400 $500 $600 $700 $800 $900 $1,000 2017-2019 Avg. 2020 2021 Inflows* Inflows AUA in Millions New FP Count ~2.5x YoY Increase in Recruited Assets, aligned to recruiting more established FPs 283 210 176 0 50 100 150 200 250 300 2017-2019 Avg. 2020 2021 New Financial Professionals New FPs

Organic asset inflows continued to shift toward more durable advisory platforms LONG - TERM ASSET GROWTH CONTINUED STRONG FINANCIAL RESULTS SHIFT TO MORE DURABLE ADVISORY PLATFORMS Strong growth in total client assets 4Q 2021 segment net revenue remains at a high despite a challenging interest rate environment Wealth Management Update (continued) TOTAL CLIENT ASSETS ($ in billions) ADVISORY ASSETS AS A % OF TOTAL CLIENT ASSETS SEGMENT NET REVENUE AND SEGMENT NET REVENUE ROA EX - CASH SWEEP* (dollars in millions) More assets on better platforms have led to more revenue 7 * See reconciliations of all non - GAAP to GAAP measures presented in this presentation in the tables in the appendix. Net Revenue Net Revenue ROA ex - Cash Sweep (bps) $46 $68 $68 $71 $61 $69 $76 $83 $85 $88 $87 $89 $0 $10 $20 $30 $40 $50 $60 $70 $80 $90 $100 30% 39% 39% 39% 39% 39% 43% 43% 43% 45% 46% 47% 0% 5% 10% 15% 20% 25% 30% 35% 40% 45% 50% $33 $41 $47 $47 $50 $50 $53 21.4 21.4 21.5 21.1 21.9 22.3 22.6 $0 $10 $20 $30 $40 $50 $60 2Q20 3Q20 4Q20 1Q21 2Q21 3Q21 4Q21

Full Year 2021 Financial Results vs. Prior Guidance * See reconciliations of all non - GAAP to GAAP measures presented in this presentation in the tables in the appendix. 8 $’s in millions, except per share amounts Full Year 2021 Financial Results Full Year 2021 Prior Guidance Total Revenue $885.2 $870.5 – $876.5 Wealth Management Revenue $658.2 $645.0 – $650.0 Tax Software Revenue $227.0 $225.5 – $226.5 Adjusted EBITDA * $138.5 $135.5 – $139.0 Wealth Management Segment Operating Income $82.2 $81.0 – $83.0 Tax Software Segment Operating Income $81.9 $80.5 – $81.5 Corporate Unallocated G&A Expense $25.6 $26.0 – $25.5 Net Income (Loss) $7.8 ($4.5) – $0.0 Net Income (Loss) per share (Diluted) $0.16 ($0.09) – $0.00 Non - GAAP Net Income * $87.2 $82.0 – $86.0 Non - GAAP Net Income per share * $1.76 $1.65 – $1.73

$’s in millions, except per share amounts First Quarter 2022 Guidance Total Revenue $314.5 – $346.5 Wealth Management Revenue $164.5 – $171.5 Tax Software Revenue $150.0 – $175.0 Adjusted EBITDA * $69.0 – $92.0 Wealth Management Segment Operating Income $19.5 – $22.0 Tax Software Segment Operating Income $57.0 – $77.0 Corporate Unallocated G&A Expense $7.0 – $7.5 Net Income (Loss) $38.0 – $62.0 Net Income (Loss) per share (Diluted) $0.75 – $1.23 Non - GAAP Net Income * $52.5 – $76.5 Non - GAAP Net Income per share * $1.04 – $1.52 First Quarter 2022 Guidance * See reconciliations of all non - GAAP to GAAP measures presented in this presentation in the tables in the appendix.

Appendix 10

Blucora Reconciliation of Adjusted EBITDA, Non - GAAP Net Income, and Non - GAAP Net Income Per Share (1)

Blucora Reconciliation of Adjusted EBITDA, Non - GAAP Net Income, and Non - GAAP Net Income Per Share (1)

Adjusted EBITDA Reconciliation (1) for Forward - Looking Guidance

Non - GAAP Net Income and Non - GAAP Net Income Reconciliation (1) for Forward - Looking Guidance

Blucora Reconciliation of Adjusted EBITDA Reconciliation (1) for Prior Guidance

Blucora Non - GAAP Net Income and Non - GAAP Net Income Per Share Reconciliation (1) for Prior Guidance

Blucora Reconciliation of Wealth Management Quarterly Production Retention Rate (4)

Blucora Reconciliation of Wealth Management Net Revenue, Net Revenue Excl. Cash Sweep Revenue and Segment Income, Excl. Cash Sweep Revenue (6) (7) (8)

Blucora Reconciliation of Trailing Twelve Month Adjusted EBITDA, Net Debt, and Net Leverage Ratio (1) (10) (11)

Notes to Reconciliations of Non - GAAP Financial Measures to the Nearest Comparable GAAP Measures

Notes to Reconciliations of Non - GAAP Financial Measures to the Nearest Comparable GAAP Measures (continued)